Exhibit 10.19
CONTRIBUTION AGREEMENT
AMONG
NEW YORK STATE COMMON RETIREMENT FUND
AND
LIBERTY PROPERTY LIMITED PARTNERSHIP
AND
LIBERTY WASHINGTON, LP

2

3

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (the “Agreement”) is entered into among NEW YORK STATE COMMON RETIREMENT FUND (“NYSCRF”), LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Liberty”), and LIBERTY WASHINGTON, LP, a Delaware limited partnership (the “Company”).
     1. CONTRIBUTION OF OWNERSHIP INTERESTS
     1.1 Description of the Ownership Interests. In consideration of the terms and conditions hereinafter set forth, Liberty shall contribute, or cause to be contributed, to the Company, all of Liberty’s ownership interests (the “Contributed Interests”) in certain of those entities identified on Exhibit A attached hereto (each a “Contributed Entity” and collectively, the “Contributed Entities”), including, without limitation, the following:
          (a) Liberty’s voting, approval and consent rights with respect to the Contributed Entities, whether under the Contributed Entities’ Operating Agreements (as defined in Section 4.1(a)(ii)) or state law;
          (b) Liberty’s rights to cash flow distributions, and other payments or distributions of capital, return on capital, reimbursements, repayments, fees, surplus, profits, sales proceeds or borrowings of or from the Contributed Entities (whether during the term of the Contributed Entities or in connection with the liquidation of the Contributed Entities), to the extent arising from and after the Closing Date; and
          (c) Liberty’s right to any allocations of tax items of the Contributed Entities that accrue for tax purposes on or after the Closing Date (as defined in Section 6.1).
The terms Purchased Entities (as defined in Schedule 2.1(b)(ii) attached hereto) and Contributed Entities are sometimes referred to herein individually as an “Entity” and collectively as the “Entities”.
     1.2 Description of the Property. Each Entity owns, directly or indirectly, either solely or together with another Entity, one or more office properties as expressly identified on Exhibit A attached hereto, including all of the following described property with respect to the applicable office property (collectively, the “Property”):
          (a) Land. The real property at the addresses identified on Exhibit B attached hereto and more fully described on Exhibit B attached hereto, together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest of the Entities in and to adjacent roads, alleys, easements, streets and ways (collectively, the “Land”);
          (b) Improvements. All physical improvements, structures and fixtures owned by the Entities and placed, constructed or installed on the Land (collectively, the “Improvements”);
          (c) Tenant Leases. The Entities’ interest in leases and rental agreements with tenants occupying space situated in the Improvements or otherwise having contractual rights with regard to use of the Land or the Improvements as of the Closing Date (collectively, the “Tenant Leases”), and all existing unapplied security deposits or like payments, if any, paid by tenants under the Tenant Leases or other security provided in connection with the Tenant Leases and identified on the Rent Roll (as defined in Section 4.1 hereof);
          (d) Service Contracts. The Entities’ interest in all (i) management and/or brokerage contracts relating to the Land or Improvements; (ii) maintenance, repair, service and pest control contracts relating to the Land or Improvements; and (iii) other contracts pursuant to which services or goods are provided to the Land or Improvements, not to include any management agreement affecting the Land or Improvements (collectively, the “Service Contracts”);
          (e) Warranties, etc. The Entities’ interest in all warranties, guaranties and bonds relating to the Land and the Improvements;
          (f) Plans. All site plans, surveys, plans and specifications, floor plans, art work, brochures, and tenant correspondence files in each Entity’s possession or in the possession of Liberty’s leasing and management agents for the Property and which relate specifically to the Land or the Improvements; and
          (g) Intangible Property. All intangible property owned or held by the Entities or in which an Entity has an interest, if any, and the right to the use thereof, including but not limited to, the Entities’ rights under governmental permits or approvals (to the extent same are assignable) and the right to the use of (without warranty as to exclusivity or otherwise) the names, trade marks, trade names and telephone numbers and listings employed exclusively in connection with the Land or the Improvements or the operations thereon (the “Intangible Property”).
     1.3 Schedule of Parcels. The Property consists of separate parcels, each of which is identified on Exhibit A hereto and referred to herein individually as a “Parcel”, and collectively as the “Parcels”. Each Parcel is owned directly or indirectly by the Entity identified on Exhibit A.
     1.4 Value of the Interests. The Parties acknowledge and agree that the Interests, as hereinafter defined, have the gross value ascribed to them on Exhibit A, which ascribed value is referred to herein as the “Gross Asset Value”.
     2. FORMATION OF THE COMPANY; CONTRIBUTIONS; CLOSING PROCEDURES
     2.1 Contribution Procedures. When the conditions to Closing (as defined in Section 6.1) set forth in Sections 5.1 and 5.2 have been satisfied or waived by the party for whose benefit the conditions are included, the following shall occur:
          (a) Formation of Company. The parties shall execute and deliver the Limited Partnership Agreement of the Company in the form of Exhibit F (the “Partnership Agreement”). Liberty hereby designates Liberty Washington Venture, LLC (the “LLC”) to receive the general partnership interests in the Company to which Liberty is entitled by reason of its contributions hereunder. The LLC has filed or caused to be filed the certificate of limited partnership for the Company with the Secretary of State of the Sate of Delaware on September 21, 2007.
          (b) Capital Contributions.
               (i) On the day prior to the Closing Date, subject to the adjustments provided for herein, in consideration of the terms and conditions set forth herein,

NYSCRF shall contribute cash to the Company an amount (herein referred to as the “Contribution Amount”) equal to $415,063,748.00.
               (ii) On the Closing Date, the parties shall undertake the Additional Closing Procedures described on Schedule 2.1(b)(ii) attached hereto, in the order set forth therein. The transactions described in Schedule 2.1(b)(ii) shall result in Liberty making a capital contribution to the Company on behalf of the LLC in the aggregate amount of $138,354,583.00.
          (c) Closing Costs. The Company shall pay all Closing Costs.
          (d) Management and Leasing Agreement. Immediately following the completion of the contributions referred to in Section 2.1(b) above, the Company shall cause its subsidiaries that own the Parcels to enter into a Management and Leasing Agreement in the form of Exhibit G, attached hereto, for its respective parcel (the “Management Agreement”). Notwithstanding the foregoing, in the event that lender approval is not obtained for the assumption of any of the Assumed Financing (as defined in Section 3.4) prior to the contribution or sale of the applicable Entity to the Company, the then-existing management agreement for such Entity (the “Existing Management Agreement”) shall remain in place and effective until such approval is obtained or such Assumed Financing is paid off, defeased or refinanced; provided, however, that as between the Manager and the “Owner” under such Existing Management Agreement, the fees and obligations set forth in the form of Management and Leasing Agreement attached hereto as Exhibit G shall control.
     2.2 Tax Treatment. Upon completion of the events described in Section 2.1, except as otherwise provided herein, the transaction contemplated hereby will be treated, for federal income tax purposes, as a contribution to the Company of a twenty-five percent (25%) undivided interest in the Contributed Interests in exchange for an interest in the Company and a sale to the Company of a seventy-five percent (75%) undivided interest in the Contributed Interests in exchange for an amount realized equal to the amount of the Merger Loan (and all other indebtedness or liabilities to which the Contributed Interests are subject or treated as subject for tax purposes).
     3. PRE-CLOSING MATTERS
     3.1 Information Provided to NYSCRF. NYSCRF acknowledges that Liberty has furnished or made available to NYSCRF all of the items described on Exhibit D attached hereto (collectively, the “Due Diligence Items”).
     3.2 Additional Service Contracts. From and after the date hereof, and continuing until Closing or the earlier termination of this Agreement (in whole or, with respect to any Interest being terminated pursuant to this Agreement, in part), Liberty shall not enter into any new Service Contracts with respect to the Property without the prior consent of NYSCRF, which consent shall not be unreasonably withheld, conditioned or delayed.
     3.3 Additional Tenant Leases. From and after the date hereof, and continuing until Closing or the earlier termination of this Agreement (in whole or, with respect to any Contributed Interest being terminated pursuant to this Agreement, in part), Liberty shall not enter into any new Tenant Leases with respect to the Property without the prior consent of NYSCRF, which consent shall not be unreasonably withheld, conditioned or delayed.
     3.4 Existing Loans. Nine (9) of the Parcels are currently encumbered by mortgage loans, and one (1) Contributed Entity currently maintains a secured revolving line of credit, each as more particularly shown on Schedule 3.4 attached hereto (collectively, the “Existing Loans"). Liberty intends to undertake the following actions with respect to the Existing Loans at or before Closing, all at the sole cost and expense of the Company: (i) the construction loan currently encumbering 1129 20th Street, NW will be repaid in full; (ii) the line of credit will be repaid in full; (iii) the mortgage loans currently encumbering Lakeside I & II and WillowWood III & IV will be defeased in accordance with the procedures described in Schedule 2.1(b)(ii); and (iv) the remaining Existing Loans will remain in place and will be “assumed” by the Company. The Existing Loans described in Clauses (i)-(iii) above are referred to herein as the “Satisfied Loans”, and the Existing Loans described in Clause (iv) above are referred to herein as the “Assumed Financing”. The Assumed Financing and the Liberty Loan are referred to herein collectively as the “Permanent Financing”.
     3.5 Estoppel Letters. Liberty shall use diligent efforts to obtain and deliver to NYSCRF, on or before the Closing Date, estoppel letters, substantially in the form of Exhibit J attached hereto, or, in the case of leases with the General Services Administration (the “GSA”), a Lease Status Report in the GSA’s standard form, executed by tenants occupying more than 25,000 square feet of the Property on the date of this Agreement.
     4. REPRESENTATIONS, WARRANTIES AND COVENANTS
     4.1 Liberty’s Representations and Warranties. Liberty represents and warrants to NYSCRF (and to the Company, as of the Closing Date) as follows (which representations and warranties shall be true and correct as of the date hereof and as of the Closing):
          (a) Entities.
               (i) Each Entity is a duly formed, validly existing limited liability company or limited partnership organized under the laws of the State of Delaware and is duly qualified or registered to do business in the Commonwealth of Virginia or the District of Columbia, as applicable based upon the location of the Parcel owned by such Entity, if any.
               (ii) The limited liability company agreement or partnership agreement, whichever is applicable (the “Operating Agreements”), of each Entity is in full force and effect, has not been modified, supplemented, amended or terminated and, together with the applicable Certificate of Formation or Certificate of Limited Partnership, constitutes the sole agreement and understanding (written or oral) among the parties thereto with respect to the applicable Entity. A true and correct copy of the Operating Agreement of each Entity has been delivered to NYSCRF.
               (iii) On the Closing Date, Liberty will be the only beneficial and legal owner of the Contributed Interests, free and clear of all liens, security interests, pledges, assignments, claims, options, encumbrances, charges, commitments, and equitable interests or rights of others, of any kind whatsoever, other than the Assumed Financing and the Merger Loan.
               (iv) Neither Liberty nor any Entity is the subject of any bankruptcy or other insolvency proceeding.
               (v) The Entities have no assets other than their direct or indirect interest in the Property as shown on Exhibit A, and, where applicable, direct or indirect ownership interests in Entities that own the Property.
               (vi) The Entities have not conducted any business that is unrelated to their respective ownership of the Property and, where applicable, direct or indirect ownership interests in Entities that own the Property.

               (vii) No Entity employs employees who manage, maintain or service the Property and whom the Company would be obligated to employ subsequent to Closing. There are no collective bargaining agreements or other similar contracts or agreements with any labor union or bargaining unit respecting the Property or the Entities.
               (viii) None of the Entities is a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).
               (ix) The Entities are not delinquent in filing any tax returns which are required to have been filed by them. The Entities have no outstanding liability for any Taxes (as hereinafter defined), with the exception of Tax for the current tax year that are to be allocated between Seller and Buyer as set forth in Section 7.1(f). “Tax” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign (“Governmental Authority”), whether such Tax is payable directly or by withholding, together with any interest, penalties (civil or criminal), additions to or additional amounts imposed by, any Governmental Authority with respect thereto.
          (b) Property.
               (i) Title. Each Entity or its subsidiary that is the fee owner of the Parcel in question, holds or will hold as of Closing, a title insurance policy insuring fee simple ownership of the Land and the Improvements for its respective Parcel. To Liberty’s knowledge, the Entities do not own or lease any personal property in connection with the Land and Improvements.
               (ii) Litigation. There is no pending nor, to Liberty’s knowledge, threatened litigation or administrative proceedings that, if resolved adversely to Liberty or any Entity would adversely affect title to the Property or any part thereof or the ability of Liberty to perform any of its obligations hereunder or the use of the Property by the Company as it is presently being used or otherwise materially and adversely affect the Property, except as set forth on Schedule 4.1(b)(ii) (the “Existing Litigation”).
               (iii) Notice of Liens. Liberty has not received written notice of the intention of any governmental authority to file or impose any liens (other than statutory liens for real estate taxes not yet due and payable) or special assessments against any of the Property, nor, to Liberty’s knowledge, do there currently exist any facts or circumstances that would allow any governmental authority the right to file or impose such liens or assessments.
               (iv) Schedule of Leases; Rent Roll; Tenant Leases. To Liberty’s knowledge, the Schedule of Lease Documents (the “Schedule of Leases”) provided to NYSCRF pursuant to Section 3.1 hereof is a complete and correct list of all Tenant Leases and amendments thereto in effect as of the date of this Agreement. To Liberty’s knowledge, the rent roll provided to NYSCRF pursuant to Section 3.1 hereof (the “Rent Roll”) sets forth with respect to each of the Tenant Leases in effect on the date hereof (i) the square footage of the space covered thereby, (ii) the expiration date of the term thereof, (iii) the rents and other charges payable thereunder, (iv) the amount of the security deposit thereunder, if any, and (v) any brokerage or leasing fees due and payable thereunder. To Liberty’s knowledge, no Tenant Lease has been modified, altered or amended in any respect except as set forth in the Schedule of

Leases. To Liberty’s knowledge, there are no leases, tenancies or other rights of occupancy or use for any portion of the Property other than pursuant to Tenant Leases, copies of which have been delivered to NYSCRF.
               (v) Encumbrances on Tenant Leases. To Liberty’s knowledge, subject to the Assumed Financing, none of the Tenant Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by Liberty, except for any assignment, pledge or encumbrance that Liberty will cause to be terminated or released at or prior to Closing.
               (vi) Brokerage or Leasing Commissions. Except as disclosed on the Rent Roll, to Liberty’s knowledge, no brokerage or leasing commissions or other compensations are due or payable by Liberty to any person, firm, corporation, partnership, limited liability company or other entity (each a “Person”) with respect to or on account of the current term of any of the Tenant Leases. Except as disclosed in the Rent Roll or set forth in the Tenant Leases, to Liberty’s knowledge, no brokerage or leasing commissions or other compensations are due or payable by the landlord on any extension or expansion of any Tenant Lease.
               (vii) Obligations to Tenants under Tenant Leases. Except as set forth on Schedule 4.1(b)(vii) attached hereto, with respect to tenants in occupancy under Tenant Leases as of the Closing Date, to Liberty’s knowledge, there are no unperformed obligations to provide any tenant under any Tenant Lease with any painting, repair, alteration, carpeting, appliance or any other equipment or work of any kind, under any Tenant Lease or under any other oral or written agreement whatsoever that would excuse such tenant from accepting its Premises under the terms of its lease, except for obligations (i) that will be performed and paid for by Liberty before the Closing or (ii) to complete any portion of the Premises covered by the Tenant Lease not yet occupied by the tenant thereunder and not required to be completed under the terms of the Tenant Lease as of the Closing Date or pursuant to renewal rights under Tenant Leases.
               (viii) Enforceability of Tenant Leases. To Liberty’s knowledge, each of the Tenant Leases is valid and subsisting and in full force and effect in accordance with its terms, provisions and conditions and constitutes the legal, valid, binding and enforceable obligation of the tenant thereunder, subject to laws applicable generally to creditor’s rights. As of the date of this Agreement, neither Liberty nor, to the knowledge of Liberty, the tenant is in material default thereunder. To Liberty’s knowledge, as of the date of this Agreement, (i) each tenant under a Tenant Lease scheduled to be in possession as of the date hereof has accepted the premises covered by its Tenant Lease and is in possession of such premises in accordance with its Tenant Lease, and (ii) all initial installation work, if any, required of Liberty in order for the tenant to accept the premises then in actual occupancy by a tenant under the terms of its lease has been fully performed, paid for and accepted by each such tenant. To Liberty’s knowledge, no tenant under a Tenant Lease that has been signed as of the date hereof has any pending litigation, offsets or counterclaims against Liberty that, if successfully asserted, would reduce the rent payable thereunder or result in the cancellation or termination thereof. No tenant has given any written notice to Liberty of such tenant’s intention of instituting litigation with respect to any Tenant Lease or terminating its tenancy. Each of the representations and warranties set forth in this Section 4.1(viii) is subject to the matters disclosed on Schedule 4.1(viii) attached hereto.
               (ix) Agreements to Acquire or Possess the Property. Except as set forth in the Tenant Leases, to Liberty’s knowledge, no tenant or other occupant under the Tenant Leases and no other Person (other than, pursuant to this Agreement, the Company) has any right or option to acquire any fee or leasehold ownership interest in the Property, or any part thereof, from Liberty or any Entity. Neither Liberty nor, to Liberty’s knowledge, any Entity has entered into any agreement with any Person granting the right to possess the Property, other than (i) tenants in possession pursuant to the Tenant Leases described in the Schedule of Leases, (ii) tenants under Tenant Leases entered into by the Entities after the date hereof in accordance with Section 3.3; or (iii) matters of public record.
               (x) Defects; Violations; Condemnation Proceedings. With respect to the Property, neither Liberty nor, to Liberty’s knowledge, any Entity has received any written notice from any insurance company, governmental agency or any other Person of (i) any condition, defect, or inadequacy affecting the Property that, if not corrected, would result in termination of insurance coverage or materially increase its cost, (ii) any pending or threatened condemnation proceedings, or (iii) any proceedings that could or would reasonably be likely to cause the change or other material modification of the zoning classification or other legal requirements, applicable to the Property or any part thereof which would materially and adversely affect the Property. To Liberty’s knowledge, there does not exist any court order, nor does there exist any restriction or restrictive covenant (save and except matters of public record and all laws, statutes, ordinances and regulations of applicable governmental authorities) or other private or public limitation, that is reasonably likely to materially and adversely affect the use of the Property as presently being operated.
               (xi) Mechanic’s Liens. At Closing, except for payments currently due or to become due under existing contracts for tenant improvements under the Tenant Leases in force and effect as of the date hereof and except for any payments currently due or to become due under the construction contracts for the development of the Parcel located at 1129 20th Street, NW, Washington, D.C., to Liberty’s knowledge, there will not be any unpaid charges, debts, liabilities, claims or obligations of Liberty or any Entity arising from the construction, occupancy, ownership, use or operation of the Property which could give rise to any mechanics’ or materialmen’s or other statutory liens against any of the Property that will not be paid by Liberty or an Entity at the Closing (or bonded over in a manner reasonably acceptable to NYSCRF and the Title Company and in accordance with the provisions of any applicable statutes or regulations or affirmatively insured against by the Title Company to NYSCRF’s reasonable satisfaction or for which Liberty may be willing to escrow funds, to the reasonable satisfaction of NYSCRF).
               (xii) Governmental Requirements. Neither Liberty nor, to Liberty’s knowledge, any Entity has received a written notice from any Governmental Authority asserting a violation of any uncured restrictive covenants, deed restrictions or zoning requirements or other applicable Governmental Requirements (as defined in Section 13.1(a) hereof) affecting the Property.
               (xiii) Streets and Highways. Neither Liberty nor, to Liberty’s knowledge, any Entity has received a written notice of any existing plans to widen, modify or realign any street adjoining the Property.
               (xiv) Unfulfilled Binding Commitments. No commitments have been made by Liberty nor, to Liberty’s knowledge, any Entity to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners or homeowners’ association, or any other organization, group or individual, relating to the Property (other than with respect to any declaration in place at the Property) that would impose an obligation upon the Company or its successors or assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property, except for obligations due under the Tenant Leases and all recorded instruments.

               (xv) Service Contracts, Tenant Leases, etc. To Liberty’s knowledge, there are no other contracts (including collective bargaining agreements), other than the Service Contracts, the Tenant Leases and matters of public record, that materially and adversely affect the Property or the operation thereof except as provided to NYSCRF pursuant to Section 3.1.
          (c) Liberty.
               (i) Existence; Authority. Liberty has been formed as a limited partnership under the laws of the Commonwealth of Pennsylvania and is in good standing under the laws of such commonwealth. The execution and delivery of, and Liberty’s performance under, this Agreement are within Liberty’s powers and have been duly authorized by all requisite action. The Persons executing this Agreement on behalf of Liberty have the authority to do so. This Agreement constitutes the legal, valid and binding obligation of Liberty and is enforceable against Liberty in accordance with its terms, subject to laws applicable generally to creditor’s rights. Except to the extent lender approval for the assumption by the Company of the Assumed Financing is not obtained prior to Closing, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement or other instrument to which Liberty is a party or by which Liberty or the Property is bound. Except as disclosed on Exhibit H hereto, no consent or approval of any Person, Entity or of any Governmental Authority is required with respect to the execution and delivery of this Agreement by Liberty or the consummation by Liberty of the transactions contemplated hereby or the performance by Liberty of its obligations hereunder.
               (ii) Foreign Person. Liberty is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.
     4.2 Delivery of Documents. To Liberty’s knowledge, all of the Leases, Service Contracts and financial information pertaining to the Property (collectively, the “Documents”) submitted by or on behalf of Liberty to NYSCRF hereunder that Liberty or Liberty’s employees or agents prepared shall be true, correct and complete in all material respects. Liberty has no knowledge that any of the Documents submitted by or on behalf of Liberty to NYSCRF hereunder which were prepared by third parties contain material inaccuracies or omissions. The copies of Documents submitted shall be complete and correct copies of the documents in Liberty’s possession.
     4.3 Knowledge Defined. Whenever a representation or warranty is made herein as being “to the knowledge of” or “known” to Liberty, or phrases of similar import, such phrase shall mean facts actually known to the following officers of Liberty on the date hereof without any independent investigation: Michael Hagan, Chief Investment Officer, and Richard Casey, Director of Due Diligence.
     4.4 Liberty’s Covenants. Liberty hereby covenants and agrees with NYSCRF that, after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing:
          (a) No Assignment or Transfer. Liberty shall not convey the Contributed Interests in the Contributed Property except to NYSCRF or its permitted assigns, and Liberty shall not make any material amendments to the Operating Agreements nor cause any alterations to any portion of the Property except as otherwise expressly permitted under this Agreement.
          (b) Operation and Management of the Property. From Liberty’s acquisition of the Contributed Interests and until the Closing, Liberty shall cause the Property to be operated and maintained in at least the same quality and manner as Republic operated and maintained the

Property prior to the date hereof. Without the prior written consent of NYSCRF, Liberty will not initiate or permit any zoning reclassification of the Property or seek any variance under existing zoning ordinances applicable to the Property to use or permit the use of the Property in such a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or other Governmental Requirements. Liberty will not impose any restrictive covenants or encumbrances (other than Tenant Leases) on the Property or execute or file any subdivision plat affecting the Property without the prior written consent of NYSCRF.
          (c) Insurance. Liberty hereby agrees that from Liberty’s acquisition of the Contributed Interests and until the Closing, it will maintain, or cause to be maintained, in full force and effect full replacement value and/or all risk fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in such amounts as is maintained by Republic on the date of this Agreement (such amounts to be increased, if necessary, upon further construction).
          (d) No Solicitation. Liberty, on behalf of itself, its agents, contractors and representatives, agrees that from the date hereof until the earlier of the Closing or the date that this Agreement is terminated, it will not accept any offers to purchase or otherwise acquire the Entities or the Property from any party other than the Company or NYSCRF and will not market the Entities or the Property to any other parties.
          (e) Condemnation; Injury; Damages. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Liberty will notify NYSCRF of the pendency of such proceedings.
          (f) Governmental Requirements; Litigation. Liberty will advise NYSCRF promptly of any litigation, arbitration or administrative hearing concerning or affecting the Property or the ownership and/or operation thereof of which Liberty has actual knowledge or written notice.
          (g) Liens. Except for the liens of the Assumed Financing and liens that Liberty shall be obligated to release at or prior to Closing, Liberty shall not grant, consent or permit the filing of any lien or encumbrance against the Property or any portion thereof subsequent to the date hereof. Liberty will not, without the prior written consent of NYSCRF, sell, lease, exchange, assign, transfer, convey or otherwise dispose of all or any part of the Property or any interest therein, or permit any of the foregoing, except pursuant to Tenant Leases and other leases approved in writing in advance by NYSCRF pursuant to the terms hereof.
          (h) Existence. Liberty will continuously maintain Liberty’s existence as a limited partnership. From and after Liberty’s acquisition of the Contributed Interests and until the Closing, Liberty will continuously maintain the Entities’ existence as limited liability companies or limited partnerships, as applicable.
          (i) Books and Records. From and after Liberty’s acquisition of the Contributed Interests and until the Closing, Liberty will keep or cause to be kept accurate books and records of the operation of the Property in substantially the same manner as Liberty or its predecessors in interest have maintained such books and records prior to the date of this Agreement, and in which full, true and correct entries shall be made as soon as reasonably practical as to all operations on the Property, and all such books and records shall at all times during reasonable business hours be subject to inspection by NYSCRF and its duly authorized representatives, subject to Republic’s approval.

          (j) Tenant Improvements; Leasing Commissions. After Closing, Liberty shall, at Liberty’s sole cost and expense, cause the completion of the tenant improvement work listed on Schedule 4.4(j) in accordance with terms of the applicable lease or other agreement giving rise to the obligation. Furthermore, Liberty shall be solely responsible for the payment of those leasing commissions listed on Schedule 4.4(j). This Section 4.4(j) shall survive Closing.
          (k) Severance Payments. Liberty shall, at Liberty’s sole cost and expense, pay any and all severance payments to any employee or former employee of RPLP, or any Entity, triggered by the transactions contemplated by this Agreement. This Section 4.4(k) shall survive Closing.
          (l) Existing Litigation. Liberty agrees to indemnify, defend and hold NYSCRF and the Company harmless from and against any claim, loss, cost or damage arising by reason of the Existing Litigation. This Section 4.4(l) shall survive Closing.
     4.5 Indemnity For Breach by Liberty. Subject to the other provisions hereof (including the provisions of Section 11.1), if Closing occurs, Liberty shall indemnify NYSCRF and the Company and their successors and assigns, against and shall defend and hold NYSCRF and the Company and their successors and assigns, harmless from, all costs, expenses, and actual damages, including reasonable attorneys’ fees, that NYSCRF, the Company and/or NYSCRF’s or the Company’s successors or assigns actually incur because of any breach of any of the representations, warranties or covenants of Liberty herein contained incurred prior to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] after the Closing. Notwithstanding the foregoing, if NYSCRF has actual knowledge of any such breach prior to Closing and nonetheless proceeds with the Closing, then in such event any such breach shall be deemed waived by NYSCRF. NYSCRF and the Company hereby specifically waive any and all rights which they may have to exemplary, punitive or consequential damages as a result of Liberty’s default under this Agreement.
     4.6 NYSCRF’s Representations and Warranties. NYSCRF represents and warrants to Liberty as follows (which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date):
          (a) Authority. NYSCRF has duly and validly authorized and executed this Agreement, and it has full right, title, power and authority to enter into this Agreement and to carry out all of its terms;
          (b) No Violation; Consent. The execution and delivery by NYSCRF of, consummation of transactions provided for in, and compliance by NYSCRF with all of the provisions of this Agreement will not violate the organizational documents of NYSCRF and do not require any approval or consent of any trustee or holders of any of its debt (except for approvals already obtained).
          (c) Sophisticated Investor. NYSCRF is a sophisticated investor experienced in commercial real estate investments. NYSCRF has sufficient experience of and knowledge about the operations of multi-tenant commercial properties to be able to exercise its approval powers in this Agreement and under the Partnership Agreement in a commercially reasonable manner and without delay.
          (d) Indemnity For Breach by NYSCRF. Subject to the other provisions hereof (including the provisions of Section 11.2), if Closing occurs NYSCRF shall indemnify Liberty and the Company and their successors and assigns, against and shall defend and hold Liberty and the Company and their successors and assigns, harmless from, all costs, expenses, and actual damages, including reasonable attorneys’ fees, that Liberty, the Company and/or Liberty’s or the Company’s successors or assigns actually incur because of any breach of any of the representations, warranties or covenants of NYSCRF herein contained incurred prior to one (1) year after the Closing. Notwithstanding the foregoing, if Liberty has actual knowledge of any such breach prior to Closing and nonetheless proceeds with the Closing, then in such event any such breach shall be deemed waived by Liberty. Liberty and the Company hereby specifically waive any and all rights that they may have to exemplary, punitive or consequential damages as a result of NYSCRF’s default under this Agreement.
     5. CONDITIONS OF CLOSING
     5.1 Closing Conditions For NYSCRF’s Benefit. The obligations of NYSCRF to consummate the transaction contemplated hereby are subject to the following conditions, any of which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle NYSCRF (at its option) to terminate this Agreement as provided below:
          (a) Merger. All conditions to the merger of RPLP with and into Liberty (the “Merger”), as well as the merger of Republic Property Trust with and into Liberty Acquisition LLC (the REIT Merger”), pursuant to that certain Agreement of Plan and Merger, dated as of July 23, 2007 (the “Merger Agreement”), shall have been satisfied in accordance with the terms of the Merger Agreement.
          (b) Absence of Judicial Action. The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Liberty or any other Person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section 5.1(a) shall not be deemed to include any proceeding or action brought by, through or under NYSCRF.
          (c) Representations and Warranties. All representations and warranties made by Liberty herein shall at the time of Closing be true and correct in all material respects.
          (d) Absence of Litigation. On the Closing Date, Liberty shall have received no written notice of any litigation pending or threatened against the Entities or the Property that, if resolved adversely to the Entities or the Property, would have a material adverse effect on the Entities or the Property, except for litigation related to the matters disclosed on Schedule 4.1(b)(ii).
          (e) Covenants of Liberty. On the Closing Date, all of the covenants and agreements herein on the part of Liberty to be complied with or performed on or before the Closing Date shall have been fully complied with and performed in all material respects, and there shall exist no material default or material breach by Liberty under this Agreement.
          (f) Insolvency. On the Closing Date, Liberty and the Entities shall not be insolvent (i.e., unable to pay its debts as they become due), shall not have been held or alleged to have made a transfer in fraud of creditors and shall not have made a general assignment for the benefit of creditors.
          (g) Receiver. On the Closing Date, neither a receiver nor a trustee nor a custodian shall have been appointed for, or shall have taken possession of, all or substantially all of the assets of Liberty or any Entity or any of the Property, either in a proceeding brought by Liberty or in a proceeding brought against Liberty or an Entity.

          (h) Bankruptcy. On the Closing Date, neither Liberty nor any Entity shall have filed a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) nor shall an involuntary petition for relief have been filed against Liberty or any Entity under any Applicable Bankruptcy Law and not been dismissed, nor shall any order for relief naming Liberty or an Entity have been entered under any Applicable Bankruptcy Law, nor shall any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing have been requested or consented to by Liberty or any Entity.
          (i) Execution. On the Closing Date, neither the Property nor any part thereof or any interest therein shall have been taken by execution or other process of law in any action against Liberty or an Entity.
          (j) Completion of the Partnership Agreement. All Exhibits not attached to the form of the Partnership Agreement attached hereto as Exhibit F shall have been completed and such Exhibits reasonably approved by Liberty and NYSCRF.
          (k) Owner’s Policies. On the Closing Date, the Title Company shall be unconditionally committed to deliver the Owner’s Policy to each Entity (or its subsidiary) that directly owns Property, in accordance with Section 6.2.
If any one or more of the above conditions is not satisfied by the Closing Date, NYSCRF may at its option either (i) waive such remaining conditions and proceed to Closing; or (ii) if such failure is not satisfied prior to closing on the Merger, NYSCRF may terminate this Agreement by written notice thereof to Liberty and, except for such obligations and indemnities that expressly survive the termination of this Agreement, the parties shall have no further right or obligation hereunder; provided, however, if such failure to satisfy any condition is a result of a default or breach by Liberty under this Agreement, NYSCRF shall also have the rights provided under Section 11.1(b) hereof.
     5.2 Conditions Precedent for Liberty’s Benefit. The obligations of Liberty to consummate the transactions contemplated hereby are subject to the following conditions which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle Liberty, at its option, to terminate the Agreement:
          (a) Merger. All conditions to the Merger and the REIT Merger shall have been satisfied in accordance with the terms of the Merger Agreement.
          (b) Covenants of NYSCRF. All of the covenants and agreements herein on the part of NYSCRF to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.
          (c) Representations and Warranties. All representations and warranties made by NYSCRF herein shall have been and remain true and correct in all material respects.
          (d) Completion of the Partnership Agreement. All exhibits not attached to the form of the Partnership Agreement attached hereto as Exhibit F shall be completed and such Exhibits reasonably approved by Liberty and NYSCRF.
          (e) Absence of Judicial Action. The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction.

          (f) Owner’s Policies. On the Closing Date, the Title Company shall be unconditionally committed to deliver the Owner’s Policy to each Entity (or its subsidiary) that directly owns Property, in accordance with Section 6.2.
     6. CLOSING
     6.1 Closing. The closing of the transactions contemplated herein shall be held on the date of the Merger (the “Closing Date” or the “Closing”), unless otherwise specified herein. The Closing shall be held at the Philadelphia, Pennsylvania offices of Wolf, Block, Schorr and Solis-Cohen LLP, or at such other location as may be acceptable to Liberty and NYSCRF, or at the election of either party, by delivery of documents in escrow to the Title Company together with escrow instructions that otherwise comport with the terms of this Agreement.
          (a) Liberty Closing Obligations. At the Closing, Liberty shall deliver or cause to be delivered executed counterparts of the Partnership Agreement and the Management Agreement.
          (b) Liberty Closing Documents. At or before Closing (as the case may be pursuant to this Agreement), Liberty shall deliver or cause to be delivered for the benefit of the Company the items specified herein (with copies to NYSCRF) and the following documents and instruments, each duly executed and, where necessary, acknowledged:
               (i) a promissory note for the Merger Loan;
               (ii) an assignment and assumption agreement (the “Liberty Loan Assignment”) in the form of Exhibit K attached hereto, whereby Liberty assigns, and the Company assumes, all of the rights and obligations of the borrower under the Liberty Loan Documents;
               (iii) one or more assignment of interests (the “Assignments”) in the form of Exhibit E attached hereto, dated as of the Closing Date, conveying the Contributed Interests to the Company;
               (iv) the Purchase Money Loan Documents, and an assignment to the Company of the lender’s rights thereunder;
               (v) copies of the assignments of the Purchased Interests to the Company;
               (vi) if necessary, tenant notification agreements, dated the Closing Date, containing Liberty’s authorization to the tenants of the Property for payment of rental directly to the Company or the Company’s managing agent, in form acceptable to NYSCRF and Liberty (the “Tenant Notices”);
               (vii) a Schedule of Leases and Rent Roll for the Property that is current as of August 31, 2007, containing all the matters described in Section 4.1(b)(iv), certified by Liberty to Liberty’s knowledge, to be true, complete and correct in all material respects as of the Closing Date and showing no changes in the Schedule of Leases and Rent Roll, except for additional Tenant Leases, terminations of Tenant Leases that have expired by their terms, terminations of Tenant Leases for reasons other than the expiration of their terms not in excess of, in the aggregate, [The confidential material contained herein has been omitted and has been separately filed with the Commission.] square feet of gross leaseable area, and other changes approved by NYSCRF in writing or otherwise permitted pursuant to the terms hereof, or that do not constitute a material adverse effect;

               (viii) evidence reasonably acceptable to the Title Company authorizing the consummation by Liberty of the transactions contemplated hereby and the execution and delivery of the closing documents on behalf of Liberty;
               (ix) such documents, if any, as may be required to assign or withdraw Liberty’s right to use the trade names, if any, of the Property;
               (x) an executed certificate with respect to Liberty’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and regulations applicable thereto;
               (xi) an executed copy of Internal Revenue Service Form 1099 as required by the Tax Reform Act of 1986, and all regulations applicable thereto;
               (xii) copies of executed Tenant Leases, to the extent in Liberty’s control and not previously delivered to NYSCRF;
               (xiii) executed counterparts of the Partnership Agreement; and
               (xiv) executed counterparts of the Management Agreement.
          (c) NYSCRF Closing Obligations. At or before the Closing (as the case may be pursuant to this Agreement), NYSCRF, or its permitted assignee, shall do the following:
               (i) on the day before the Closing, deposit with LaSalle Bank National Association (the Transfer Agent for the Merger) the Contribution Amount, adjusted as provided herein, by wire transfer in immediately available funds; and
               (ii) on the day of Closing, deliver executed counterparts of the Partnership Agreement.
          (d) Company Obligations. At or prior to Closing (as the case may be pursuant to this Agreement), NYSCRF and Liberty shall cause the Company to assume all obligations of Liberty under the Operating Agreements, and the Assumed Financing pursuant to the forms of documents referenced in Section 6.1(b). In addition, at Closing, NYSCRF and Liberty shall cause the Company to do the following:
               (i) deliver evidence acceptable to the Title Company and reasonably acceptable to Liberty, authorizing the consummation by the Company of the transactions contemplated hereby and the execution and delivery of the closing documents on behalf of the Company;
               (ii) execute and deliver the agreements of sale contemplated by the Recitals, if any;
               (iii) deliver the Purchase Money Loan Documents to RPLP in accordance with the Recitals, if any;
               (iv) execute and deliver an assignment and assumption agreement sufficient for the Company to acquire the Purchased Interests pursuant to the Recitals, if applicable;
               (v) fund the Merger Loan;

               (vi) execute and deliver the Liberty Loan Assignment; and
               (vii) deliver executed counterparts of the Management Agreement.
To the extent the consent of NYSCRF is required under the Partnership Agreement or otherwise in order for the Company to perform any of the foregoing actions or deliver any of any of the above items, NYSCRF hereby consents.
          (e) Further Assurances. At the Closing, the Company, Liberty and NYSCRF shall execute and deliver, or cause to be executed or delivered, such other instruments and documents as may be necessary in order to complete the Closing of the transactions contemplated hereunder, the form and content of which shall be reasonably acceptable to Liberty and NYSCRF.
          (f) Delivery of Closing Documents. The Company, Liberty and NYSCRF acknowledge and agree to use commercially reasonable efforts to execute and deliver to the Title Company to hold in escrow all documents required to be delivered at the Closing pursuant to this Section 6.1 at least two (2) business days prior to the Closing Date.
     6.2 Title Insurance. At the Closing, Commonwealth Land Title Insurance Company (the “Title Company”) shall furnish each Entity (or its subsidiary that is the direct owner of Property) with an owner’s policy of title insurance (an “Owner’s Policy”) that substantially conforms to the marked-up title commitments previously delivered by Liberty to NYSCRF. The Owner’s Policies to be issued at Closing shall contain (to the extent available in the applicable jurisdiction): (i) an affirmative endorsement insuring the Company that there are no violations of any restrictive covenants affecting the Property, (ii) an access endorsement insuring vehicular and pedestrian access to all contiguous streets from all present points of entry; (iii) a contiguity endorsement, if applicable; (iv) a survey endorsement; (v) a location endorsement; (vi) an endorsement deleting the creditor’s rights exception; (vii) a non-imputation endorsement; and (viii) a zoning endorsement (completed structures, including parking and loading dock). The Title Company has executed the joinder attached to this Agreement to evidence its agreement to, among other things, the provisions of this Section 6.2.
     6.3 Delivery of Documents, Possession, Keys and Other Items. At the Closing, Liberty shall (i) provide the Company with the originals of all available documents within Liberty’s possession or control, copies of which were provided to NYSCRF pursuant to Section 3.1 hereof, and (ii) deliver or cause to be delivered to the Company all books and records in Liberty’s possession pertaining to the Entities. All such documents which are located at the Property may be delivered with the Property. Any other such documents shall be made available to the Company by Liberty at a mutually convenient time and place, and Liberty may retain additional copies of such items as it deems necessary or convenient. NYSCRF acknowledges that the Company and Liberty have the same principal offices and that no physical transfer of such documents will be required.
     6.4 Closing Costs; Transfer Taxes.
          (a) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

          (c) Liberty and NYSCRF each shall pay their respective legal fees incurred in negotiating this Agreement, the Partnership Agreement and related joint venture documents.
          (d) In the event of any post-Closing increase or decrease in the amount of transfer tax payable hereunder, the parties hereto shall pay or be reimbursed for such increase or decrease, as the case may be, in accordance with, and in proportion to, each party’s obligation as set forth in this Section 6.4. This Section 6.4(d) shall survive Closing.
     7. PRORATIONS
     7.1 Initial Proration. Within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days after the Closing Date, the parties shall prorate the following items as of the Closing Date:
          (a) Taxes. All real estate taxes with respect to the Property shall be prorated between Liberty and the Company as of the Closing Date.
          (b) Rents. Rent shall be prorated as of the Closing Date, except that no proration shall be made for rents delinquent as of the Closing Date (hereinafter called the “Delinquent Rents”). The Company shall have no liability to Liberty for the Delinquent Rents and shall have no obligation to collect same, provided, however, amounts collected by the Company or the Entities from tenants owing Delinquent Rents shall be applied first to rents owed by such tenant accruing from and after the Closing Date and then to Delinquent Rents. Any such amounts applicable to Delinquent Rents received by the Company or the Entities shall be forwarded to Liberty within fifteen (15) days of receipt thereof. Liberty reserves the right to pursue legal remedies against tenants owing Delinquent Rents so long as pursuit of its legal remedies does not cause the tenant to be evicted.
          (c) Operating Costs. All operating expenses, including utilities (to the extent not paid directly by tenants), maintenance and other operating costs and expenses incurred by the Entities in connection with the ownership, operation, maintenance and management of the Property shall be prorated between Liberty and the Company as of the Closing.
          (d) Insurance Premiums. Insurance premiums shall be prorated as of the Closing Date.
          (e) Other Income and Expenses. All other income from, and expenses of, the Property, including but not limited to public utility charges, maintenance charges and service charges, shall be prorated as of the Closing Date and the Company shall assume such expenses for periods subsequent to Closing.
          (f) Federal, State and Local Taxes. To the maximum extent permissible, for Federal, State and local tax purposes the parties will cause the Entities and their subsidiaries to treat the Closing Date as the beginning of a fiscal period. Liberty will file all returns and pay all taxes owing for periods through the day preceding the Closing Date and the Company will file all returns and pay all taxes owing for periods beginning with the Closing Date. If and to the extent that such filing of separate returns is not permitted by any taxing authority, and as to any tax that applies to a period both before and after the Closing Date, the parties will cooperate in the furnishing of information necessary to the preparation and filing of returns, and will pay their respective shares of tax liability in proportion to their respective shares of the thing taxed (for example, gross receipts or net income). The obligations of the parties hereunder shall survive Closing until each such tax return has been filed, all such taxes owing have been paid and such returns and payments are no longer subject to contest by the taxing authority. Notwithstanding the foregoing, for tax purposes, closing shall be deemed to occur at 11:59 p.m. (local Washington, D.C. time) on the day preceding the Closing Date.
          (g) Assumed Financing. Interest, credits, costs and expenses (other than the costs and expenses described in Section 6.4(b)(iii), which shall be the sole obligation of the Company) related to the Assumed Financing will be adjusted and apportioned between Liberty and the Company in accordance with the following: (i) prepaid interest will be paid to Liberty by the Company and accrued, but unpaid interest will be paid by Liberty with both to be apportioned as of the day preceding the Closing Date; and (ii) Liberty will be entitled to receive the amounts (including accrued interest) of any escrow and other sums on deposit with a lender under the Assumed Financing (including any escrow reserves) when disbursed by the holder of such Assumed Financing.
     7.2 Adjustments; Reproration. After receipt of final financial statements for the Entities for the current year or applicable fiscal period, Liberty shall prepare and present to NYSCRF a calculation of the reproration of the profits and losses of the Entities to be passed through to the Company. The parties shall make the appropriate adjusting payment between them within 30 days after presentment to NYSCRF of Liberty’s calculation. This provision shall survive the Closing.
     7.3 Indemnity.
          (a) Except for items to be prorated and reprorated by Liberty and NYSCRF pursuant to this Article 7, Liberty hereby assumes full responsibility for any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the ownership of the Interests, Entities or the Property first arising or accruing prior to the Closing Date, including, without limitation, the Existing Litigation. Liberty also agrees to indemnify, defend and hold the Company and NYSCRF harmless from any claims, liabilities or costs (including reasonable attorneys’ fees) arising from Liberty’s failure to perform said obligations.
          (b) Except for items to be prorated and reprorated by Liberty and NYSCRF pursuant to this Article 7, the Company hereby assumes full responsibility for any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (“Losses and Liabilities”), which may arise on account of or in any way be connected with the ownership of the Property first arising or accruing on or after to the Closing Date, excluding, however, any Liberty Losses and Liabilities (hereinafter defined). The Company also agrees to indemnify, defend and hold Liberty harmless from any claims, liabilities or costs (including reasonable attorneys’ fees) arising from the Company’s failure to perform said obligations, provided the same do not arise on account of Liberty Losses and Liabilities. As used herein, “Liberty Losses and Liabilities” are any Losses and Liabilities which may arise on account of or in any way be connected with any action by Liberty or the LLC (a) that was not taken in the reasonable belief that it was within their scope of authority under the Partnership Agreement, (b) constituting fraud, bad faith, negligence or willful misconduct, or a breach of the standards set forth in Section 6.02(d) of the Partnership Agreement, or (c) in violation of securities laws or criminal laws.
          (c) The provisions of this Section 7.3 shall survive the Closing.
     8. SURVIVAL
     8.1 Survival. Except as otherwise expressly provided herein, all warranties representations, covenants, obligations and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing for a period of one (1) year and any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the Assignment but shall survive the Closing for such one (1) year period and may be enforced by the Company. In addition to all other remedies that NYSCRF and/or the Company may have at law or in equity, the Company may offset any final, non-appealable judgment it obtains against Liberty against any distributions due to Liberty from the Company. Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties contained in Section 4.1(a) shall survive the Closing.
     9. COMMISSIONS
     9.1 Liberty’s Indemnity. LIBERTY SHALL INDEMNIFY NYSCRF AND THE COMPANY AND HOLD AND DEFEND NYSCRF AND THE COMPANY HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, DEMANDS, COSTS AND EXPENSES (INCLUDING ACTUAL, REASONABLE ATTORNEYS’ FEES AT OR BEFORE THE TRIAL LEVEL AND ANY APPELLATE PROCEEDINGS) ARISING OUT OF ANY CLAIM MADE BY ANY REALTOR, BROKER, FINDER, OR ANY OTHER INTERMEDIARY WHO CLAIMS TO HAVE BEEN ENGAGED, CONTRACTED OR UTILIZED BY LIBERTY IN CONNECTION WITH THE TRANSACTIONS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT. THIS INDEMNIFICATION SHALL SURVIVE THE CLOSING.
     9.2 NYSCRF’s Indemnity. NYSCRF SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND LIBERTY AND THE COMPANY FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, DEMANDS, COSTS AND EXPENSES (INCLUDING ACTUAL, REASONABLE ATTORNEYS’ FEES AT OR BEFORE THE TRIAL LEVEL AND ANY APPELLATE PROCEEDINGS) ARISING OUT OF ANY CLAIM MADE BY ANY REALTOR, BROKER, FINDER OR ANY OTHER INTERMEDIARY WHO CLAIMS TO HAVE BEEN ENGAGED, CONTRACTED OR UTILIZED BY NYSCRF IN CONNECTION WITH THE TRANSACTIONS THAT ARE THE SUBJECT MATTER OF

THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY AND ALL FEES PAYABLE TO HEITMAN CAPITAL MANAGEMENT LLC IN CONNECTION WITH THE TRANSACTIONS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT. THIS INDEMNIFICATION SHALL SURVIVE THE CLOSING.
     10. FURTHER INSTRUMENTS
     Liberty will, whenever reasonably requested by NYSCRF, and NYSCRF will, whenever reasonably requested by Liberty, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the terms and provisions of this Agreement.
     11. TERMINATION AND REMEDIES
     11.1 Liberty’s Default.
          (a) Subject to the provisions of Section 11.1(b) below, if Liberty has not terminated this Agreement pursuant to any of the provisions hereof authorizing such termination, and if prior to or at the Closing Liberty defaults hereunder or shall have failed to have performed any of the material covenants and/or agreements contained herein that are to be performed by Liberty at or prior to the Closing, or if any warranty or representation made by Liberty herein is not true and correct in all material respects, NYSCRF may, at its option, as its sole and exclusive remedies, either (i) seek specific performance of this Agreement, or (ii) terminate this Agreement.
          (b) Notwithstanding anything in Section 11.1(a) to the contrary, NYSCRF will, prior to the exercise of the remedies contained in Section 11.1(a), give Liberty written notice (“NYSCRF’s Default Notice”) specifying the nature of such default. Until the date that is five (5) days after receipt of NYSCRF’s Default Notice, Liberty may, at its option, elect to cure such default or waive the option to cure the default; provided, however, Liberty’s failure to give NYSCRF written notice of its election within this time period shall be deemed an election by Liberty to waive its right to cure the default. If Liberty waives or is deemed to have waived its right to cure the default, NYSCRF shall thereafter be entitled to exercise the remedies in accordance with the terms of Section 11.1(a). If Liberty elects to cure the default specified in NYSCRF’s Default Notice, Liberty shall commence to cure such default within fifteen (15) days from the date of such election and diligently pursue such cure to completion within forty-five (45) days (“Liberty’s Cure Period”). If Liberty fails to cure such default within Liberty’s Cure Period to NYSCRF’s reasonable satisfaction, NYSCRF may exercise its remedies in accordance with the terms of Section 11.1(a) hereof.
     11.2 NYSCRF’s Default.
          (a) If NYSCRF has not terminated this Agreement pursuant to any of the provisions hereof authorizing such termination and NYSCRF defaults hereunder and fails to perform any of the covenants and/or agreements contained herein which are to be performed by NYSCRF, Liberty shall be entitled to, at its option, as its sole and exclusive remedies either (i) seek specific performance of this Agreement, or (ii) terminate this Agreement.
          (b) Notwithstanding anything in Section 11.2(a) to the contrary, Liberty will, prior to the exercise of the remedies contained in Section 11.2(a), give NYSCRF written notice (“Liberty’s Default Notice”) specifying the nature of such default. Until the date that is five (5)

days after receipt of Liberty’s Default Notice, NYSCRF may, at its option, elect to cure such default or waive the option to cure the default; provided, however, NYSCRF’s failure to give Liberty written notice of its election within this time period shall be deemed an election by NYSCRF to waive its right to cure the default. If NYSCRF waives or is deemed to have waived its right to cure the default, Liberty shall thereafter be entitled to exercise the remedies in accordance with the terms of Section 11.2(a). If NYSCRF elects to cure the default specified in Liberty’s Default Notice, NYSCRF shall commence to cure such default within fifteen (15) days from the date of such election and shall thereafter diligently pursue such cure to completion within forty-five (45) days (“NYSCRF’s Cure Period”). If NYSCRF is unable to cure such default within NYSCRF’s Cure Period to Liberty’s reasonable satisfaction, Liberty may exercise its remedies in accordance with the terms of Section 11.2(a) hereof.
     11.3 Costs and Expenses; Limitation. In the event of any default or alleged default by either Liberty or NYSCRF hereunder that results in a party seeking to exercise its rights or remedies pursuant to Section 11.1 or Section 11.2 above, the prevailing party under this Agreement shall be able to recover from the non-prevailing party on demand all actual, reasonable and necessary out-of-pocket expenses actually paid or incurred by the prevailing party in connection with the exercise of its remedies hereunder including, without limitation, reasonable attorneys’ fees. In no event shall either party hereto, or any direct or indirect partner, member, shareholder, beneficiary, owner or affiliate thereof, or any officer, director, employee, trustee, or agent of any of the foregoing or any affiliate or controlling person thereof, be liable to any indemnified party in contract, tort or otherwise with respect to any indirect, consequential, punitive or exemplary damages arising from or relating to this Agreement or any closing document.
     11.4 Limitation of NYSCRF Liability. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection herewith, Liberty and the Company expressly agree that NYSCRF shall not be liable personally or otherwise for any breach or default by NYSCRF under this Agreement or any other agreement executed in connection with this Agreement, except to the extent of, and only to the extent of, the NYSCRF’s Partnership Interest in the Company. Except only for NYSCRF’s Partnership Interest in the Company, no assets of NYSCRF may be liened, encumbered, attached, levied or executed upon to satisfy any liability of or judgment against NYSCRF arising out of this Agreement or any other agreement executed in connection with this Agreement. This Section 11.4 shall survive Closing.
     12. RISK OF LOSS
     If, prior to Closing, the Property or any part thereof shall be condemned or destroyed or materially damaged by fire or other casualty (that is, damage or destruction that NYSCRF reasonably estimates will cost in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] to repair or restore or that materially impedes access to the Property or any material part thereof), NYSCRF shall elect to do one of the following, which election shall be made not later than the later of (i) ten (10) days prior to Closing, or (ii) ten (10) days following the date NYSCRF receives written notice of the condemnation or material damage: (A) terminate this Agreement as to the Contributed Entity that owns the affected Parcel only, whereupon the parties shall negotiate an equitable reduction in the Contribution Amount hereunder or, if the parties do not reach agreement on such a reduction within thirty (30) days after such casualty, NYSCRF shall be entitled to terminate this Agreement in its entirety; or (B) consummate the transaction contemplated by this Agreement without terminating this Agreement as to the affected Parcel notwithstanding such condemnation, destruction or material damage. If NYSCRF elects to consummate the transaction contemplated by this Agreement without terminating this Agreement as to the Contributed Entity that owns the affected Parcel, the Company shall be entitled to receive all of the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto, and Liberty shall, at Closing and thereafter, execute and deliver to the Company all required proofs of loss, assignments of claims and other similar items. If there is any other damage or destruction (that is, damage or destruction that NYSCRF reasonably estimates will cost [The confidential material contained herein has been omitted and has been separately filed with the Commission.] or less to repair or restore, or that does not materially impede access to the Property or any material part thereof), Liberty shall either completely repair or cause to be repaired such damage prior to Closing in a manner reasonably satisfactory to NYSCRF or, at NYSCRF’s option, assign all insurance claims pertaining to such damage or destruction to the Company by executing and delivering to the Company at Closing and thereafter all required proofs of loss, assignments of claims and other similar items.
     Notwithstanding anything herein, Liberty shall be entitled to receive and retain, and shall not be required to assign, any insurance proceeds for loss of the rents to have been paid prior to Closing.
     13. PROVISIONS REGARDING HAZARDOUS SUBSTANCES
     13.1 Definitions. Unless the context otherwise specifies or requires, the following terms shall have the respective meanings herein specified:
          (a) The term “Governmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the state, the county, the city, or any other political subdivision in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Liberty or the Property, including Hazardous Materials Laws.
          (b) The term “Hazardous Materials” shall mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder (“RCRA”); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder (“CERCLA”) (including petroleum-based products as described therein); (iii) other petroleum and petroleum-based products; (iv) asbestos in any quantity or form which would subject it to regulation under any applicable Hazardous Materials Law (hereinafter defined); (v) polychlorinated biphenyls; (vi) any substance, the presence of which on the Property is prohibited by any Hazardous Materials Law; (vii) any “extremely hazardous substance” or “hazardous chemical” as those terms are defined in the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et seq.) as amended from time to time, and regulations promulgated thereunder (“EPCRA”); (viii) any “chemical substance” as that term is defined in the Toxic Substances Control Act (15 U.S.C. Section 2601) as amended from time to time, and regulations promulgated thereunder (“TSCA”); (ix) any hazardous substances identified under the law of the state in which the Property is located; and (x) any other substance, including toxic substances, that, by any Hazardous Materials Laws, requires special handling in its collection, storage, treatment, management, recycling or disposal. Hazardous Materials shall not include consumer products, office supplies, and cleaning and maintenance supplies stored and used in the ordinary course of operation of the Property and in compliance with applicable Hazardous Materials Laws.

          (c) The term “Hazardous Materials Laws” shall mean all Governmental Requirements, including, without limitation, RCRA and CERCLA, relating to the handling, storage, existence of or otherwise regulating any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances or relating to the removal or remediation of any of the foregoing.
          (d) “Losses” means any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, actions, judgments, causes of action, assessments, fines, penalties, costs, and out-of-pocket expenses (including, without limitation, attorneys’ fees and the fees of environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote.
          (e) The terms “release,” “disposal,” “storage” and “treatment” shall have the meaning set forth in CERCLA, RCRA, the regulations promulgated thereunder and any other similar Hazardous Materials Laws.
     13.2 Liberty’s Environmental Representations and Warranties. Liberty hereby represents and warrants to NYSCRF that except as set forth on Exhibit I or in those certain Phase I Environmental Site Assessments delivered to NYSCRF by Liberty and listed on Schedule 13.2 attached hereto (collectively, the “Environmental Reports”):
          (a) Liberty has not received any written notice of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand against the Property or against Liberty or the Company with respect to the Property relating in any way to a release or use of Hazardous Materials or compliance with Hazardous Materials Laws.
          (b) Liberty has received no written notice that the Property violates Hazardous Materials Laws.
          (c) To Liberty’s actual knowledge, there are no under ground storage tanks at the Property.
          (d) Liberty has received no written notice asserting that there are Hazardous Materials on, in or under the Property in violation of any Hazardous Materials Laws.
          (e) The Property has never been used by Liberty, or to Liberty’s best knowledge, by any third parties, to generate, treat, store, dispose of or transport Hazardous Materials in quantities that require remediation under, or are otherwise in violation of, any Hazardous Materials Laws.
     13.3 Environmental Covenant. Liberty shall not knowingly conduct or authorize Hazardous Materials Contamination at the Property occurring after the date hereof and on or prior to the Closing Date, and shall promptly notify NYSCRF in writing of any existing or pending investigation or inquiry by any governmental authority in connection with any Hazardous Materials Laws relating to the Property of which Liberty has received written notice or has actual knowledge (as defined in Section 4.3).
     13.4 Environmental Indemnification.
          (a) Liberty hereby agrees to indemnify, defend and hold harmless NYSCRF and the Company from and against any Losses arising out of any material misrepresentation by Liberty in the representations and warranties set forth in Section 13.2 or by any willful breach of the covenants set forth in Section 13.3.

          (b) Assumption of Defense.
               (i) If a party entitled to indemnification hereunder (the “Indemnified Party”) notifies the party liable for such indemnification (the “Indemnifying Party”) of any claim, demand, action, administrative or legal proceeding, investigation or allegation adverse to the Indemnified Party and as to which the indemnity provided for in Section 13.4(a) applies (a “Potential Claim”), Indemnifying Party shall assume on behalf of Indemnified Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto and shall be entitled, at Indemnifying Party’s sole discretion, to settle or otherwise dispose of any such Potential Claim; provided, that Indemnifying Party shall have the right to cure such matter that is the subject of the Potential Claim (subject to the rights of the owner of the Property at the time of such cure to approve the manner of such cure) if such cure will not result in additional liability or material loss of rights to Indemnified Party, and provided further that Indemnified Party have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, demand, action, proceeding, investigation or allegation involves both Indemnifying Party and Indemnified Party and Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are inconsistent with or in addition to those available to Indemnifying Party, then Indemnified Party shall have the right to select separate counsel reasonably acceptable to Indemnifying Party to participate in the investigation and defense of and response to such claim, demand, action, proceeding, investigation or allegation on its own behalf at Indemnifying Party’s expense.
               (ii) If any claim, demand, action, proceeding, investigation or allegation arises as to which the indemnity provided for in this Section 13.4 applies, and Indemnifying Party fails to assume as soon as reasonably practical the defense of Indemnified Party, then Indemnified Party may contest (or, with the prior written consent of Indemnifying Party, settle) the claim, demand, action, proceeding, investigation or allegation at Indemnifying Party’s expense using counsel selected by Indemnified Party and reasonably acceptable to Indemnifying Party.
          (c) Notice of Losses. If Indemnified Party receives a written notice of Losses that Indemnified Party believes are covered by this Section 13.4, then Indemnified Party shall promptly furnish a copy of such notice to Indemnifying Party. The failure to so provide a copy of the notice to Indemnifying Party shall not excuse Indemnifying Party from its obligations under this Section 13.4; provided, that if Indemnifying Party is unaware of the matters described in the notice and such failure renders unavailable defenses that Indemnifying Party might otherwise assert, or precludes actions that Indemnifying Party might otherwise take to minimize its obligations hereunder, then Indemnifying Party shall be excused from its obligation to indemnify Indemnified Party against assessments, fines, costs and expenses, if any, which would not have been incurred but for such failure. For example, if Indemnified Party fails to provide Indemnifying Party with a copy of a notice of an obligation covered by the indemnity set out in Sections 13.4(a) and Indemnifying Party is not otherwise already aware of such obligation, and if as a result of such failure Indemnified Party becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Indemnifying Party had been promptly provided with a copy of the notice, then Indemnifying Party will be excused from any obligation to Indemnified Party to pay the excess and Indemnified Party shall indemnify Indemnifying Party with respect to any such excess.
          (d) Rights Cumulative. The rights of NYSCRF and the Company under this Article 13 shall be in addition to any other rights and remedies of NYSCRF and the Company against Liberty pursuant to CERCLA and NYSCRF and the Company each expressly retain any right of reimbursement or contribution thereunder.

     14. NO ASSUMPTION
     14.1 No Assumption. The Company is not and is not deemed to be, a successor of Liberty, it being understood that Liberty is contributing to and the Company is acquiring only the Contributed Interests and the Purchase Money Loan Documents, subject to the Merger Loan, the Liberty Loan and the Assumed Financing, and the rights and obligations arising thereunder; and it is expressly understood and agreed that, except as may otherwise be expressly provided in this Agreement and in the documents delivered at the Closing, NYSCRF has not and does not hereby assume or agree to assume any liability whatsoever of Liberty.
     15. NOTICES
     15.1 Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at the Closing, shall be in writing, and shall be deemed to be delivered (a) upon receipt, if delivered by facsimile, (b) upon receipt or rejection if sent by hand delivery or (c) upon delivery to a nationally recognized overnight air courier service such as UPS or Federal Express, each addressed as follows:

If to NYSCRF:	New York State Common Retirement Fund
c/o Office of the State Comptroller
59 Maiden Lane, 30th Floor
New York, NY 10038-4502
Attn: Assistant Comptroller for Real Estate
Fax No.: 212-383-1331
Telephone No.: 212-383-1508

with additional copies to:	New York State Common Retirement Fund
c/o Office of the State Comptroller
59 Maiden Lane, 30th Floor
New York, NY 10038-4502
Attn: Assistant Deputy Counsel
Fax No.: 212-681-1331
Telephone No.: 212-383-1330

with additional copies to:	Heitman Capital Management LLC
191 North Wacker Drive
Suite 2500
Chicago, IL 60606
Attn: Jerome Claeys
Fax No.: 312-251-5445
Telephone No.: 312-541-6740

with additional copies to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, CA 90067-3284
Attn: Amy H. Wells, Esq.
Fax No.: 310-277-7889
Telephone No.: 310-284-2233

and with additional copies to:	Heitman Capital Management LLC
191 North Wacker Drive
Suite 2500
Chicago, IL 60606
Attn: Anthony Ferrante
Fax No.: (312) 541-6789
Telephone No.: (312) 251-5458

If to Liberty:	Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, Pennsylvania 19355
Attention: Mr. Michael T. Hagan
Fax: 610-644-4129
Phone No: (610) 648-1716

with additional copies to:	Wolf Block Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103-2097
Attention: Herman C. Fala, Esquire
Fax: 215-405-2976
Phone No.: 215-977-2076
Any notice under this Agreement delivered prior to Closing by Liberty to NYSCRF or by NYSCRF to Liberty shall be deemed to be simultaneously delivered to and received by the Company.
     16. MISCELLANEOUS
     16.1 Entire Agreement. This Agreement and the exhibits attached hereto contain the entire agreement between the parties and supersede all prior and contemporaneous agreements or understandings. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by NYSCRF, Liberty and the Company.
     16.2 Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties.
     16.3 Time of the Essence Time is of the essence with respect to the performance of all obligations provided herein and the consummation of all transactions contemplated hereby.
     16.4 Assignment. This Agreement, and the rights and obligations of NYSCRF hereunder, may be assigned by NYSCRF at any time without the consent of Liberty to any wholly owned affiliate of NYSCRF. Upon any such assignment by NYSCRF, NYSCRF shall remain liable for all of its obligations hereunder. In the event of any such assignment, Liberty agrees to close the transaction contemplated hereunder with the assignee of NYSCRF. Liberty may not assign this Agreement without the prior written consent of NYSCRF.

     16.5 Dates. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on Saturday, Sunday or legal holiday under the laws of the Commonwealth of Virginia or District of Columbia, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All references in this Agreement to “the date hereof,” “the date of this Agreement” or similar references shall be deemed to refer to the date on which this Agreement has been executed and delivered by Liberty and NYSCRF.
     16.6 Binding on Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns whenever the context so requires or admits.
     16.7 Records. NYSCRF shall not file this Agreement, nor any memorandum hereof, in any public records without the prior written consent of Liberty, and any such memorandum which is filed without such consent shall be, in Liberty’s sole discretion, automatically deemed null and void; provided that Liberty may file a copy of this Agreement as an exhibit to a filing it may make with the Securities and Exchange Commission (the “SEC”).
     16.8 Confidentiality and Public Disclosure. NYSCRF shall hold, and shall instruct all of its employees and agents to hold, all information furnished to it pursuant to this Agreement, and all information which it obtains pursuant to its inspection, testings and investigations undertaken in connection herewith in confidence except as and to the extent required by law. Liberty and NYSCRF covenant and agree that, prior to Closing, they will not issue any press releases or otherwise disclose the existence or terms of this Agreement and that they will each hold this Agreement and the particulars thereof and the parties thereto in confidence, except with the reasonable approval of the other party hereto and except as may be required by law, provided that the foregoing will not restrict the ability of Liberty to file this Agreement (and some or all of the exhibits) as an exhibit to a filing it may make with the SEC and to make disclosures regarding the transactions provided for by this Agreement to the extent Liberty reasonably believes necessary to enable Liberty to comply with securities laws and SEC regulations, the rules of any stock exchange, or the requirements of any filing or registration made by Liberty Property Trust as the issuer of publicly traded securities or as part of information provided to its investors and/or financial analysts. Liberty and NYSCRF shall work to prepare a joint press release, to be issued at Closing, respecting the transactions contemplated by this Agreement.
     16.9 Termination. Upon any termination permitted under the terms of this Agreement, NYSCRF and Liberty shall be automatically released and discharged from all further liability and obligations under and in connection with this Agreement, subject however, to the express provisions of this Agreement that provide for survival of certain agreements and indemnities. No termination of this Agreement shall be effective unless executed by the terminating party and delivered to the other party.
     16.10 Reporting Person. The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Code and the regulations promulgated thereunder.
     16.11 Paragraph Headings. .The paragraph headings contained in the Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.
     16.12 Facsimile Signatures. Executed facsimile or electronically delivered copies of this Agreement shall be binding upon the parties herein, and facsimile or electronically delivered signatures appearing hereon shall be deemed to be original signatures. Following execution by facsimile or electronic delivery by both parties, NYSCRF shall execute four (4) originals of this Agreement and forward them by overnight courier to Liberty; Liberty shall execute such counterparts and deliver two of the same to NYSCRF the day following receipt thereof from NYSCRF.
     16.13 Exculpation.
          (a) No recourse shall be had for any obligation of Liberty under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, partner, officer or employee of Liberty, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by NYSCRF and the Company and all parties claiming by, through or under NYSCRF or the Company.
          (b) No recourse shall be had for any obligation of NYSCRF under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of NYSCRF, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Liberty and the Company and all parties claiming by, through or under Liberty or the Company.
     16.14 AS IS. THE PROPERTY IS BEING CONVEYED TO THE COMPANY (BY CONTRIBUTION OF THE CONTRIBUTED INTERESTS AND PURCHASE OF THE PURCHASED INTERESTS) ON AN “AS IS, WHERE IS” BASIS, AND LIBERTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, THE PHYSICAL CONDITION, FITNESS FOR USE, TITLE OR ANY OTHER MATTER RELATING TO THE PROPERTY, EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NYSCRF REPRESENTS THAT IT IS KNOWLEDGEABLE OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE, THAT OF NYSCRF’S CONSULTANTS, AND THE REPRESENTATIONS AND WARRANTIES OF LIBERTY CONTAINED IN THIS AGREEMENT, SUBJECT, HOWEVER, TO THE LIMITATIONS CONTAINED HEREIN UPON SUCH REPRESENTATIONS AND WARRANTIES, AND THAT LIBERTY HAS OR SHALL HAVE AFFORDED NYSCRF WITH A FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INDEPENDENT INVESTIGATION OF THE PROPERTY AND ALL MATTERS PERTAINING THERETO DURING THE INSPECTION PERIOD INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY NYSCRF’S INSPECTIONS AND INVESTIGATIONS. NYSCRF ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, LIBERTY SHALL CONVEY TO THE COMPANY, BY CONVEYANCE OF THE CONTRIBUTED INTERESTS, THE PROPERTY “AS IS, WHERE IS” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS (EXCEPT AS HEREIN SPECIFICALLY PROVIDED), COLLATERAL TO OR AFFECTING ANY OF THE PROPERTY BY LIBERTY, ANY AGENT OF LIBERTY OR ANY THIRD PARTY. NYSCRF EXPRESSLY AGREES THAT THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT AND NOT MERGE THEREIN AND LIBERTY IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE,

SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.
     16.15 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and the laws of the United States applicable to transactions in Virginia and the District of Columbia without regard to the principles of conflicts of laws of any jurisdiction.
     16.16 Receipt of Written Notice Defined. Whenever in this Agreement the statement is made that Liberty has or has not received written notice of certain matters (such as, by way of example and not limitation, in Sections 4.1(b) or 13), “receipt of written notice” by Liberty, and words of similar import, shall mean the receipt of written notice by Liberty Property Trust or Liberty prior to the closing of the REIT Merger, and under no circumstances shall delivery of written notice to Republic Property Trust or its affiliates prior to the completion of the REIT Merger be deemed or imputed to be receipt of written notice by Liberty for purposes of this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the dates set forth below.
     EXECUTED by NYSCRF on the 4th day of October , 2007.

NEW YORK STATE COMMON RETIREMENT FUND Thomas P. Dinapoli, Comptroller of the State of New York, as Trustee of the Common Retirement Fund
By:	/s/ NICK SMIRENSKY
	Name:	Nick Smirensky
	Title:	Deputy Comptroller

     EXECUTED by Liberty on the 1st day of October , 2007.

LIBERTY:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership

By:	Liberty Property Trust, its general partner

By:	/s/ MICHAEL T. HAGAN
Name:	MICHAEL T. HAGAN
Title:	CHIEF INVESTMENT OFFICER

By:	/s/ WILLIAM P. HANKOWSKY
Name:	WILLIAM P. HANKOWSKY
Title:	CHAIRMAN, PRESIDENT AND CEO

     EXECUTED by the Company on the 1st       day of       October_, 2007.

THE COMPANY:

LIBERTY WASHINGTON, LP

By: Liberty Washington Venture, LLC, its general partner

By: Liberty Property Limited Partnership, its sole member

By: Liberty Property Trust, its general partner

By:	/s/ MICHAEL T. HAGAN
Name:	MICHAEL T. HAGAN
Title:	CHIEF INVESTMENT OFFICER

By:	/s/ WILLIAM P. HANKOWSKY
Name:	WILLIAM P. HANKOWSKY
Title:	CHAIRMAN, PRESIDENT AND CEO

     The undersigned hereby acknowledges receipt of a fully executed original counterpart of this Agreement and agrees to perform the functions of Title Company hereunder as of the 2nd day of Oct, 2007. The undersigned further assumes the duties of the “Reporting Person” as described in Section 6045 of the Code and the regulations promulgated thereunder.

TITLE COMPANY:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ ANDREA B. CONNORS
Name:	ANDREA B. CONNORS
Title:	VP/OFFICE MANAGER